Exhibit 11

Electronic Retailing Systems International, Inc.
Computation of Net Loss Per Common Share



										Three  Months
										     Ended
										Mar 31, 2001
										--------------

Net Income									($3,581,724)
										============

Weighted average common shares outstanding		 21,332,605
										============

Basic (loss) per common share					     ($0.17)
										============

Calculation of  weighted average
 shares outstanding
--------------------------------

Shares issued and
 outstanding at Dec. 31, 2000				   21,295,383

Issuance of shares pursuant to
 stock option plan			  	     	       37,222

Weighted average common shares outstanding	   21,332,605